Registration No. 333-212877

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Phillips Edison Grocery Center REIT II, Inc.
(REIT Merger Sub, LLC, as successor by merger to Phillips Edison Grocery Center REIT II, Inc.)
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	61-1714451 (I.R.S. Employer Identification Number)
 c/o Phillips Edison & Company, Inc.
11501 Northlake Drive
Cincinnati, Ohio 45249
(513) 554-1110
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Phillips Edison Grocery Center REIT II, Inc. 2013 Independent Director Stock Plan

(Full title of the plan)

Jeffrey S. Edison
Chief Executive Officer
11501 Northlake Drive
Cincinnati, Ohio 45249
Telephone (513) 554-1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Tanya E. Brady, Esq. Phillips Edison & Company, Inc. 11501 Northlake Drive Cincinnati, Ohio 45249 (513) 554-1110

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☑	Smaller reporting company	☐

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement (No. 333-212877) on Form S-8 of Phillips Edison Grocery Center REIT II, Inc. (the “Company”), which was filed with the Securities and Exchange Commission on August 3, 2016 (the “Registration Statement”).

On July 17, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Phillips Edison & Company, Inc. (“PECO”), REIT Merger Sub, LLC (“Merger Sub”) and certain other parties thereto. On November 16, 2018, pursuant to the Merger Agreement, the Company merged with and into Merger Sub (the “Merger”), with Merger Sub surviving as a wholly owned subsidiary of PECO. At the effective time of the Merger, each outstanding share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), or fraction thereof, was converted into the right to receive 2.04 (the “Exchange Ratio”) (or with respect to any fractional share of Company Common Stock, that fraction consistent with the Exchange Ratio) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of PECO.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Merger Sub, as successor in interest by merger to the Company, hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 16 day of November, 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

REIT MERGER SUB, LLC (as successor by merger to Phillips Edison Grocery Center REIT II, Inc.) By: Phillips Edison & Company, Inc., its sole member

Date: November 16, 2018	By:	/s/ Devin I. Murphy
Name: Devin I. Murphy
Title: Chief Financial Officer and Treasurer